Exhibit 99.2
BRIGHTPOINT ANNOUNCES 2009 SPENDING AND DEBT REDUCTION PLAN
Indianapolis, Ind. —February 9, 2009 — Brightpoint, Inc. (NASDAQGS: CELL) today announced a plan to reduce spending in 2009 by $40 to $45 million and to reduce average daily debt by approximately $100 million to $150 million in 2009 (the “2009 Spending and Debt Reduction Plan”). As result of the 2009 Spending and Debt Reduction Plan, we expect to have an incremental reduction in interest expense in 2009. The current global economic downturn had significant negative impact on the Company’s operating results for the year ended December 31, 2008, and the Company believes that there continues to be uncertainty about the impact this global economic downturn will have on the wireless device industry during 2009. The Company is proactively taking these precautionary measures to lower its debt and spending by initiating its 2009 Spending and Debt Reduction Plan. The Company believes the 2009 Spending and Debt Reduction Plan will improve cash flow, provide financial flexibility and enhance operation excellence and long-term shareholder value.
2009 SPENDING AND DEBT REDUCTION PLAN
Elements of the 2009 Spending and Debt Reduction Plan are:
COST AVOIDANCE — $12 million to $14 million in 2009.
•	Eliminate 2009 Senior Executive Officers’ Cash Bonuses — Brightpoint senior executive officers have voluntarily elected to waive their 2009 cash incentive compensation opportunities.

•	Reduce Staff Bonuses — Cash incentive compensation opportunities for non-executives will be suspended for the first half of 2009.

•	Freeze Base Pay — Employees’ base salary will be frozen except adjustments required by law or other special circumstances.

•	Impose General Hiring Freeze —the Company has implemented a general hiring freeze.
SPENDING REDUCTIONS — $28 million to $31 million in 2009.
•	Reduce Global Workforce — the Company will reduce its global workforce by at least 220 positions, or approximately 7%. This is in addition to the approximate 10% reduction in workforce announced in June 2008. The Company anticipates that it will announce the estimated severance and related costs associated with this workforce reduction by March 1, 2009. These charges will result in incremental cash expenditures which have not been factored into the proposed spending reductions.

•	The Company is undertaking initiatives to reduce other spending such as travel, marketing and advertising, professional services, and other discretionary spending.
DEBT REDUCTION
•	Improve working capital by:
o	Reducing aged inventory

o	Reducing aged receivables

o	Renegotiating Vendor terms

o	Renegotiating Customer terms

o	Renegotiating under-performing programs/channels; terminating programs if satisfactory returns are not achieved
The majority of the foregoing reductions in spending will be reflected in the Company’s results of operations as a reduction of selling, general, and administrative expenses. The reduction in the cost of debt will be reflected in interest expense.
Brightpoint remains committed to enhancing long term shareholder value and operational excellence. The Company expects to achieve long-term synergies and enhance its operational performance with the changes outlined above and believes that these actions will contribute significantly towards Brightpoint’s commitment to its shareholders and customers and the achievement of its financial targets.
About Brightpoint, Inc.
Brightpoint, Inc. (NASDAQGS: CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2008, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 3,000 employees in 26 countries. In 2008 Brightpoint generated revenue of $4.6 billion. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide.  Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint, including, but not limited to, statements regarding potential spending reductions resulting from the elimination and proposed elimination of positions and the streamlining of operations and its ability to achieve cost savings and debt reduction as part of its 2009 Spending and Debt Reduction Plan. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.